Exhibit 99.3

During the past sixty days (March 2 through April 30, 2007), Crescent purchased a total of 348,858 shares of Common Stock on the dates and at the prices set forth below, using RBC Dain Rauscher as its broker for the transactions.

Date Acquired	Quantity	Purchase Price
3/2/2007	12,000	16.732
3/5/2007	6,558	16.681
3/7/2007	16,300	16.810
3/13/2007	10,000	16.813
3/15/2007	5,000	16.900
3/19/2007	5,000	16.900
3/20/2007	27,000	16.900
3/27/2007	6,500	16.890
3/30/2007	17,500	16.900
4/30/2007	243,000	17.160
	348,858